Exhibit 10.1

THE ISSUANCE NOR SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR ANY OTHER APPLICABLE EXEMPTION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT.

Principal Amount: $161,961,751.20	Issue Date: January 23, 2026

CONVERTIBLE PROMISSORY NOTE

For value received, Atlantic International Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to Axiom Partners GmbH, a company organized under the laws of the Swiss Confederation (“Axiom”) (each of Axiom and each of its permitted assigns pursuant to Section 4.11, a “Holder”), the principal sum of one hundred sixty-one million nine hundred sixty-one thousand seven hundred fifty-one dollars and 20/100 ($161,961,751.20) (the “Principal Amount”) on the date and the terms and conditions set forth below (or as may be amended, extended, renewed and refinanced, collectively, this “Note”).

This Note is issued by the Borrower pursuant to the terms of that certain Acquisition Agreement by and among the Borrower, Holder and Circle8 Group B.V. (“Circle 8”), a company organized under the laws of the Netherlands, dated as of January 22, 2026, (the “Acquisition Agreement”, and together with all other ancillary documents thereto and this Note, the “Transaction Documents”).

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Acquisition Agreement.

Unless extended by mutual agreement of the parties hereto, the maturity date (“Maturity Date”) shall be the earlier of: (a) twelve (12) months from the date of issuance, (b) the date when the Borrower’s stockholders approve the issuance of the Conversion Shares (as defined below) pursuant to the Proxy Statement and the Conversion (as defined below) occurs, or (c) any other date on which any principal amount is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date pursuant to the terms of this Note (such period from the Issue Date through the Maturity Date referred to herein as the “Note Term”). The principal sum if any, shall be due and payable on the Maturity Date.

All payments to the Holder of this Note shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as each Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at such address as each Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

The principal amount of this Note shall not bear interest except upon an Event of Default as described herein below.

In addition to the terms above, the following terms shall also apply to this Note:

ARTICLE I. EVENTS OF DEFAULT

1.1 It shall be considered an event of default if any of the following events listed in this Article I (each, an “Event of Default”) shall occur:

1.1.1 Receiver or Trustee. Borrower or any operating subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

1.1.2 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any operating subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a sixty (60) day cure period in which to have such involuntary proceedings dismissed.

1.1.3 Change of Control or Liquidation. Any Change of Control of the Borrower, or the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business, other than the Change of Control (if any) contemplated by the Acquisition Agreement. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Borrower, any subsidiary of the Borrower or the Holder or any affiliates of the Holder) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the board of directors of the Borrower (the “Board”); (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the Common Stock of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the Board of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the stockholders of the Borrower; or (e) the appointment of a new chief executive officer.

1.1.4 Cessation of Operations. Any cessation of operations or dissolution by the Borrower.

1.1.5 Failure to Satisfy Certain Covenants in the Acquisition Agreement. The failure of the Borrower to comply with any covenant set forth in Sections 4.1(e)-(h) of the Acquisition Agreement (including any successor sections that substantively replace such covenants, whether renumbered or retitled).

1.2 Remedies Upon Default. Upon the occurrence of any Event of Default specified in this Article I, other than those provided in Sections 1.1.2 and 1.1.3 above, the Holder may, at its option: (a) declare the entire outstanding Principal Amount, together will all interest at the rate of ten percent (10%) accrued from the date of the Event of Default and all other sums due under this Note, to be immediately due and payable, and the same shall thereupon become immediately due and payable without presentment, demand or notice, which are hereby expressly waived; and (b) exercise any or all rights, powers and remedies provided for in this Note or now or hereafter existing at law, in equity, by statute or otherwise, and the Borrower shall pay to the Holder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding together with simple accrued interest. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Transaction Documents.

ARTICLE II. CONVERSION

2.1. Mandatory Conversion. Upon approval by the stockholders of the Borrower of the issuance of the of Common Stock of the Borrower pursuant to the Proxy Statement and the applicable provisions of the Transaction Documents, the unpaid principal amount of the Note shall automatically be converted by the Borrower into such number of shares of Common Stock of the Borrower equal to the Convertible Note Consideration as set forth and calculated in accordance with the Acquisition Agreement (the “Conversion Shares”).

2.2. Conversion Process. The Borrower shall promptly notify the Holder of the completion of the stockholder vote set forth in Section 2.1 above. The Borrower shall send the Holder a notice of conversion (the “Notice of Conversion”), specifying the number of Shares to be issued no later than two (2) business days after the completion of the stockholder vote set forth in Section 2.1 above. The date on which such conversion is to be effected (the “Conversion Date”) shall be the date set forth in the Notice of Conversion provided hereunder, which date shall be no more than one (1) business day from the date the Notice of Conversion is delivered. The Borrower shall, on the Conversion Date, cause its transfer agent to record the Conversion Shares in book-entry form in the name of the Holder (the “Conversion”). Upon such Conversion, the principal amount of this Note shall be reduced in an equal amount to the percentage of the total number of Conversion Shares issued to the holder.

2.3. Reservation of Shares Issuable Upon Conversion. The Borrower covenants that, subject to the applicable provisions of the Borrower’s constituent documents, the laws of the State of Delaware and the U.S. federal securities laws and regulations, it will reserve and make available out of its authorized and unissued Common Stock such number of shares as necessary for the purpose of issuance upon conversion of principal of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder. The Borrower covenants that all shares of Common Stock issuable under the terms of this Note, upon issuance, shall be duly and validly authorized, issued and fully paid and non-assessable.

2.4. Anti-Dilution. The number of shares of the Company’s Common Stock issuable to the Holder pursuant to the terms of this Note shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Company’s Common Stock which may occur between the Issue Date and the Maturity Date.

ARTICLE III. CERTAIN TAXES

3.1. No Withholding. Any and all payments by or on account of any obligation of the Borrower under this Note shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Borrower to the applicable Holder shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) such Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made. If any such Taxes are directly asserted against a Holder with respect to any payment received by such Holder hereunder, such Holder may pay such Taxes and the Borrower will promptly pay such additional amounts (including any reasonable expense arising therefrom or with respect thereto) as is necessary in order that the net amount received by such Holder after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Holder would have received had such Taxes not been asserted.

3.2. Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of a Holder timely reimburse it for the payment of, any Other Taxes. For purposes of this Note, “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Note.

3.3. Receipt of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Article III, Borrower shall deliver to the applicable Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Holder.

3.4. Failure to Pay Timely. If the Borrower fails to pay any Taxes that the Borrower has deducted or withheld when due to the appropriate Governmental Authority or fail to remit to the applicable Holder the required receipts or other required documentary evidence, the Borrower shall indemnify the applicable Holder for any incremental Taxes that become payable by such Holder as a result of any such failure.

3.5. Tax Form. On or prior to the Issue Date, Axiom (and on or prior to the effective date of any permitted assignment, each Holder to which the Note is assigned pursuant to Section 4.11) shall deliver to the Borrower a properly completed and duly executed IRS Form W-8BEN-E.

ARTICLE IV. MISCELLANEOUS

4.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Atlantic International Corp.

270 Sylvan Road, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Jeffrey Jagid, CEO

Email: jjagid@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 15th Floor

New York, NY 10158

Attention: Elliot H. Lutzker

Email: ehl@dhclegal.com

If to the Holder, to:

Switzerland (HQ)

Gubelstrasse 11

CN - 3600 Zug

Attention: Guus Paul Wilhelm Franke

Email: [Redacted]

and such addressees and contacts as subsequently provided in writing by the Holder hereto with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Ann Bomberger; Rory Hood

Email: ambomberger@jonesday.com; rhood@jonesday.com

4.3. Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns.

4.5. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by the Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

4.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law. Any proceeding arising out of or relating to this Note may be brought in a state or federal court of competent jurisdiction in the Borough of Manhattan, County of New York, State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Note in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this Section 3.6 may be served on any party anywhere in the world. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7. Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.8. No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Borrower shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Borrower is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

4.9. Opportunity to Consult with Counsel. All parties represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with their respective counsel before signing this Note and that it is freely and voluntarily signing this Note and any other Transaction Documents in exchange for the benefits provided herein. In light of this, neither the Borrower nor the Holder will not contest the validity of Transaction Documents and the transactions contemplated therein. The parties further represent and acknowledges that they have been provided a reasonable period of time within which to review the terms of the Transaction Documents.

4.10. Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Note. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect. Additionally, Borrower agrees acknowledges that each of the Transaction Documents are integral to the Note, and their execution by Borrower and the agreement by Borrower to be bound by the terms therein are a material condition to the Holder’s agreement to enter into the transactions contemplated under the Transaction Documents.

4.11. No Assignment. The Borrower may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Borrower (which consent shall not be unreasonably withheld except in such instance where the proposed assignee or transferee is a direct or indirect competitor or owns any interest in any business that competes, directly or indirectly, with the Borrower). This Note inures to the benefit of Holder, its successors and its assignee of this Note and binds the Borrower, and its successors and assigns, and the terms “Holder” and “the Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Any assignment or transfer made in violation of this Section 3.11 shall be void ab initio.

4.12. Register of the Note.

4.12.1. Solely in the event that Axiom assigns any of its rights in the Note to another Person pursuant to Section 4.11 (and at all times thereafter), Axiom shall maintain a register (the “Register”) for the registration and transfer of the Note, and shall enter the names and addresses of the registered holders of the Note, the transfers of the Note and the names and addresses of the transferees of the Note. The entries in the Register shall be conclusive absent manifest error.

4.12.2. Following an assignment, (i) the Borrower and any Holder shall be provided reasonable opportunities to inspect the Register from time to time upon reasonable prior notice and (ii) the Borrower shall treat any registered holder as the absolute owner of the Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to the Note and for all other purposes.

4.12.3. Solely for the purposes of this Section 4.12 and for U.S. federal income tax purposes, Axiom and each Holder shall be the Borrower’s non-fiduciary agent for purposes of maintaining the Register.

4.12.4. This Section 4.12 shall be construed so that the Note is at all times maintained in “registered form” meaning:

(a) the Note is a registered obligation and the right, title and interest of each Holder and its assignees to the Note shall be transferable only upon notation of such transfer in the Register; and

(b) the right to principal and interest is transferable only through an entry on the books maintained by Axiom or any other Holder, as applicable.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this January 23, 2026.

ATLANTIC INTERNATIONAL CORP.,
a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

AGREED AND ACCEPTED BY HOLDER:

AXIOM PARTNERS

By:	/s/ Guus Paul Wilhelm Franke
Name:	Guus Paul Wilhelm Franke
Title:	CEO/Owner

Address:	Switzerland (HQ)

Gubelstrasse 11

CN - 3600 Zug